Exhibit 99.1 Press release, dated January 30, 2007.

QUANTUM DELIVERS SOLID REVENUE PERFORMANCE AND IMPROVED OPERATING RESULTS IN FISCAL THIRD QUARTER

SAN JOSE, Calif., Jan. 30, 2007 – Quantum Corp. (NYSE:QTM), the leading global specialist in backup, recovery and archive, today announced that revenue for its fiscal third quarter (FQ3’07), ended Dec. 31, 2006, was $302 million. Following Quantum’s acquisition of Advanced Digital Information Corp. (ADIC) in late August, this was the first full quarter in which the two companies operated as one. As a result, Quantum increased revenue 38 percent over the same quarter last year (FQ3’06).

The company reported GAAP operating income of $3.7 million, up 24 percent from FQ3’06 and its best performance in two years. This $3.7 million in FQ3’07 operating income reflected a number of major expense items totaling $18.3 million: $14.0 million in amortization of intangibles, $2.5 million in stock-based compensation charges and $1.8 million in ADIC transition-related expenses. Including these items, and net interest and other expense of $13.0 million, the net loss for the December quarter was $9.5 million, or 5 cents per diluted share, compared to breakeven performance per diluted share in FQ3’06. Quantum also generated $6.8 million in cash from operations during FQ3’07 and paid down $7.8 million of debt.

“As we’ve integrated ADIC over the last five months, the strength and promise of the new Quantum has become even clearer, and this is reflected in our December quarter results,” said Rick Belluzzo, chairman and CEO of Quantum. “We delivered on our revenue goal, greatly improved our operating results and demonstrated significant progress in driving toward our target business model. We also announced our new DXi-Series disk-based appliances with de-duplication and replication technologies and had a strong quarter of software sales, both of which speak to the broader opportunities we now have in growing markets.”

Quantum’s gross margin rate for the December quarter was 29.5 percent, slightly higher than the same quarter last year. Operating expenses were $85 million, up from $61 million in FQ3’06 primarily as a result of the ADIC acquisition, but well within the guidance Quantum had provided for the quarter. Quantum generated an estimated $15 million in synergy savings in FQ3’07, which exceeded its expectations for the quarter and indicated the company’s success in driving toward its goal of $20 million in quarterly cost synergies.

Quantum’s product revenue, which includes sales of the company’s hardware and software products and services, totaled $273 million in the December quarter. This represented a net increase of $88 million over FQ3’06, as higher system sales – largely, but not solely, due to the ADIC acquisition – outweighed a year-over-year decline in devices and non-royalty media revenue. Of the total product revenue, 54 percent was sold through branded channels and 46 percent through OEMs. Quantum’s goal is to grow the branded portion of its product revenue to 60 percent over the next few quarters, thereby also improving the company’s gross margin rates.

Systems revenue, which includes sales of tape automation, disk-based backup systems and software, totaled $154 million in FQ3’07, compared to $51 million in the same quarter last year. Quantum’s midrange tape automation line was one of the strongest contributors to total systems revenue in the December quarter, on both a branded and OEM basis. In addition, Quantum also achieved year-over-year increases in its DX-Series disk-based backup and StorNext software revenues.

Revenue from devices (tape drives and removable hard drives) and non-royalty media sales totaled $81 million in FQ3’07, down $33 million from FQ3’06. Nearly this entire decline was due to the continuing retirement of older tape drives, with approximately two-thirds of the revenue reduction in older, entry-level drives sold by OEMs.

Revenue in the “services and other” category – which includes hardware service contracts as well as repair, installation and professional services – was $38 million in the December quarter. This represented an increase of $18 million from FQ3’06.

Revenue from tape media royalties totaled $29 million in FQ3’07, down about $4.5 million from FQ3’06. LTO royalty revenue increased year-over-year but was offset by the decline in DLT® royalties resulting from the net reduction in the installed base of DLTtape drives.

In providing guidance for its fiscal fourth quarter of 2007 (FQ4’07), Quantum said it expected revenue of approximately $290 million, reflecting the seasonal revenue fall-off Quantum typically experiences between its third and fourth fiscal quarters. The company also expects gross margin rates in the range of 29 percent to 30 percent and operating expenses of approximately $80 million. The gross margin rate includes the impact of approximately $9 million in amortization of intangibles and stock-based compensation charges, while the operating expense figure includes approximately $8 million to $9 million related to these two items.

Conference Call and Audio Webcast Notification

Quantum will hold a conference call today, Jan. 30, 2007, at 2:00 p.m. PST, to discuss its fiscal third quarter results. Press and industry analysts are invited to attend in listen-only mode. Dial-in number: (303) 262-2004 (U.S. & International). Quantum will provide a live audio webcast of the conference call beginning today, Jan. 30, 2007, at 2 p.m. PST. Site for the webcast and related information: http://investors.quantum.com/.

About Quantum

Quantum Corp. (NYSE:QTM) is the leading global storage company specializing in backup, recovery and archive. Combining focused expertise, customer-driven innovation, and platform independence, Quantum provides a comprehensive, integrated range of disk, tape, and software solutions supported by a world-class sales and service organization. As a long-standing and trusted partner, the company works closely with a broad network of resellers, OEMs and other suppliers to meet customers’ evolving data protection needs. Quantum Corp., 1650 Technology Drive, Suite 700, San Jose, CA 95110, (408) 944-4000, www.quantum.com.

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Quantum, the Quantum logo, DLT and DLTtape are trademarks of Quantum Corporation registered in the United States and other countries. DX, DXi and StorNext are trademarks of Quantum Corporation. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, statements relating to: (1) the strength and promise of the new Quantum and the broader opportunities we now have in growing markets; (2) our cost synergy and branded revenue goals and our ability to meet them; and (3) our expectations regarding FQ4’07 revenue, gross margin rate, operating expenses, amortization of intangibles and stock based compensation charges. More detailed information about these risk factors, and additional risk factors, are set forth in Quantum’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors,” on pages 40 to 50 in Quantum’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2006 and pages 14 to 25 in Quantum’s Annual Report on Form 10-K for fiscal year 2006, filed with the Securities and Exchange Commission on June 12, 2006. In particular, you should review the risk factors on pages 40 through 42 of our Form 10-Q under the headings “A large percentage of our sales come from a few customers, and these customers have no minimum or long-term purchase commitments. The loss of, or a significant reduction in demand from, one or more key customers could materially and adversely affect our business, financial condition, and operating results”, “ From time to time we make acquisitions, such as the recent acquisition of ADIC. The failure to successfully integrate recent or future acquisitions could harm our business, financial condition, and operating results “, “In connection with the acquisition of ADIC, we drew on our $500 million credit facility with Key Bank, substantially increasing our debt service obligations and constraining our ability to operate our business. If we are unable to generate sufficient cash flow from operations to meet these debt obligations, our business financial condition and operating results will be materially and adversely affected”, “Our credit agreement contains various covenants that limit our discretion in the operation of our business, which could have an adverse effect on our business, financial condition, and results of operations”, “Our operating results depend on new product introductions, which may not be successful, in which case our business, financial condition, and operating results may be materially and adversely affected”, and “Competition has increased, and may increasingly intensify, in the tape drive and tape automation markets as a result of competitors introducing products based on new technology standards, which could materially and adversely affect our business, financial condition, and results of operations.” Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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QUANTUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

( In thousands, except per-share amounts )

	Three Months Ended		Nine Months Ended
	December 31, 2006	December 26, 2005	December 31, 2006	December 26, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Product revenue	$272,872	$184,865	$654,453	$532,489
Royalty revenue	29,027	33,500	84,411	96,120

Total revenue	301,899	218,365	738,864	628,609
Cost of revenue	212,883	154,705	527,210	454,848

Gross margin	89,016	63,660	211,654	173,761
Operating expenses:
Research and development	32,146	25,546	84,093	82,216
Sales and marketing	37,446	21,571	88,983	64,547
General and administrative	15,225	10,070	37,973	29,898
Restructuring charges	545	3,515	7,288	13,022
In-process research and development	—	—	14,700	—

	85,362	60,702	233,037	189,683

Income (loss) from operations	3,654	2,958	(21,383)	(15,922)
Interest income and other, net	2,243	597	6,273	6,637
Interest expense	(15,266)	(2,383)	(25,974)	(7,756)

Income (loss) before income taxes	(9,369)	1,172	(41,084)	(17,041)
Income tax provision	155	353	2,692	1,405

Net income (loss)	$(9,524)	$819	$(43,776)	$(18,446)

Net income (loss) per share:
Basic	$(0.05)	$—	$(0.23)	$(0.10)
Diluted	$(0.05)	$—	$(0.23)	$(0.10)
Weighted average common and common equivalent shares
Basic	194,087	184,217	190,814	183,663
Diluted	194,087	185,793	190,814	183,663

Included in the above Statements of Operations:
Amortization of inventory valuation step up	$—	$—	$1,960	$—
ADIC transition-related expense:
Cost of revenue	538	—	747	—
Research and development	353	—	490	—
Sales and marketing	790	—	1,097	—
General and administrative	91	—	126	—

	1,772	—	2,460	—
Amortization of intangibles:
Cost of revenue	8,347	4,078	18,064	12,120
Research and development	326	195	865	386
Sales and marketing	5,313	1,079	10,003	3,212
General and administrative	25	146	189	439

	14,011	5,498	29,121	16,157
Share-based compensation:
Cost of revenue	333	—	854	—
Research and development	717	—	1,757	—
Sales and marketing	563	—	1,404	—
General and administrative	927	—	2,532	—

	2,540	—	6,547	—

QUANTUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

( In thousands )

	December 31, 2006	March 31, 2006
	(Unaudited)	(*)
Assets
Current assets:
Cash and cash equivalents	$109,668	$123,298
Short-term investments	41,749	99,975
Accounts receivable, net of allowance for doubtful accounts of $8,877 and $7,843, respectively	202,306	114,020
Inventories	99,009	88,963
Deferred income taxes	20,728	7,422
Other current assets	39,655	30,869

Total current assets	513,115	464,547

Long-term assets:
Property and equipment, less accumulated depreciation	61,259	38,748
Service parts for maintenance, less accumulated amortization	80,405	57,316
Purchased technology, less accumulated amortization	114,725	41,237
Other intangible assets, less accumulated amortization	96,325	8,572
Goodwill	384,327	47,178
Other long-term assets	15,440	5,746

Total long-term assets	752,481	198,797

	$1,265,596	$663,344

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$80,563	$67,306
Accrued warranty	33,545	32,422
Deferred revenue, current	58,911	22,107
Current portion of long-term debt	25,000	—
Accrued restructuring	14,470	13,019
Other accrued liabilities	114,940	80,355

Total current liabilities	327,429	215,209

Long-term liabilities:
Deferred income taxes	20,272	6,995
Long-term debt	463,750	—
Convertible subordinated debt	160,000	160,000
Deferred revenue, long-term	25,967	—
Other long-term liabilities	53	69

Total long-term liabilities	670,042	167,064

Stockholders’ equity	268,125	281,071

	$1,265,596	$663,344

(*)	Derived from the March 31, 2006 audited Consolidated Financial Statements

QUANTUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended
	December 31, 2006	December 26, 2005
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(43,776)	$(18,446)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	20,057	15,971
Amortization	38,254	17,286
In-process research and development	14,700	—
Gain on Ireland facility closure	(476)	—
Deferred income taxes	(29)	31
Share-based compensation	6,547	734
Changes in assets and liabilities, net of effects from acquisition:
Accounts receivable	(5,204)	(8,864)
Inventories	18,574	(5,944)
Service parts for maintenance	(13,924)	302
Accounts payable	(23,108)	(12,165)
Accrued warranty	(5,822)	(4,302)
Deferred revenue	8,051	1,177
Accrued restructuring	(12,962)	4,494
Other assets and liabilities	(9,264)	17,709

Net cash provided by (used in) operating activities	(8,382)	7,983

Cash flows from investing activities:
Purchases of short-term investments	(564,758)	(1,362,000)
Proceeds from sale of short-term investments	624,757	1,287,300
Purchases of property and equipment	(11,255)	(14,715)
Proceeds from sale of Ireland facility	6,000	—
Payments made in connection with business acquisitions, net of cash acquired	(545,385)	(16,457)

Net cash used in investing activities	(490,641)	(105,872)

Cash flows from financing activities:
Borrowings of long-term debt, net	486,683	—
Repayments of long-term debt	(7,750)	—
Proceeds from issuance of common stock, net	6,460	4,589

Net cash provided by financing activities	485,393	4,589

Net decrease in cash and cash equivalents	(13,630)	(93,300)
Cash and cash equivalents at beginning of period	123,298	225,136

Cash and cash equivalents at end of period	$109,668	$131,836